                                                                    EXHIBIT 99.1

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


- -------------------------------
                               )
RONALD S. HAFT                 )
                               )
Plaintiff,                     )
                               )
                          v.   )                C.A. No. 13736
                               )
DART GROUP CORPORATION,        )                (Filed Under Seal)
a Delaware corporation,        )
                               )
Defendant                      )
                               )
ALAN R. KAHN and THE TUDOR     )
TRUST, derivatively on behalf  )
of Dart Group Corporation,     )
                               )
Defendants-Intervenors.        )
                               )
- -------------------------------


                 DART GROUP CORPORATION'S RESPONSE TO PUTATIVE
             SETTLEMENT AGREEMENT BETWEEN PLAINTIFF AND INTERVENORS

                            Filed as Exhibit CCC to

                DART GROUP CORPORATION'S BRIEF IN OPPOSITION TO
                 INTERVENORS' AUTHORITY TO AGREE TO SETTLEMENT

                                         Arthur G. Connolly, Jr.
                                         CONNOLLY, BOVE, LODGE & HUTZ
                                         1200 Market Building
                                         Wilmington, Delaware  19801
                                         (302) 658-9141

                                         Stephen J. Brogan
                                         Timothy J. Finn
                                         JONES, DAY, REAVIS & POGUE
                                         1450 G Street, N.W.
                                         Washington, D.C.  20005
                                         (202) 879-3939

                                         Attorneys for Dart Group
                                         Corporation


Dated:  March 8, 1995

                               TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----

I.   INTRODUCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

II.  SETTLEMENT ON ITS FACE IS UNFAIR TO THE
     CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

     A.   The Offsetting Sale Of Class A Stock Does Not
          Cure The Waste Caused Directly By The Class B Option  . . . . . . . . . .   9

     B.   The Promise To Maximize Shareholder Value is
          Illusory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     C.   Independent Directors and Fees  . . . . . . . . . . . . . . . . . . . . .  18

     D.   Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

III. THE PURPORTED SETTLEMENT DOES NOT ADEQUATELY
     PROTECT THE CORPORATE INTEREST FROM THE MULTITUDE
     OF HAFT-GENERATED PROBLEMS THAT CURRENTLY CONFRONT
     THE CORPORATION    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

     A.   Release of Claims by the Corporation  . . . . . . . . . . . . . . . . . .  23

          1.   Haft Family Real Estate Transactions   . . . . . . . . . . . . . . .  26

          2.   Haft Family Options  . . . . . . . . . . . . . . . . . . . . . . . .  36

               a.   Options Granted Under the 1983 Plan   . . . . . . . . . . . . .  38

               b.   Dart/SFW Options  . . . . . . . . . . . . . . . . . . . . . . .  40

               c.   1987 Options  . . . . . . . . . . . . . . . . . . . . . . . . .  43

          3.   Dart's Potential Personal Holding
               Company Liability Arising From Haft
               Family Control   . . . . . . . . . . . . . . . . . . . . . . . . . .  46

     B.   Waiver Of Conflict Of Interest Arising From
          Ronald Haft's Position With, And Control Of,
          Combined Properties, Inc.   . . . . . . . . . . . . . . . . . . . . . . .  50

IV.  THE SETTLEMENT DOES NOT TAKE PROPER ACCOUNT OF THE
     LITIGATION RISK TO THE PLAINTIFF OR THE LACK OF
     DISCOVERY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

V.   ELIMINATING HERBERT HAFT'S PAST COMPLETE CONTROL
     OF THE CORPORATION MAY, IF IT CAN BE ACCOMPLISHED,
     BE IN THE BEST INTEREST OF THE CORPORATION BUT
     TRANSFERRING CONTROL TO RONALD HAFT WOULD NOT BE
     IN THE CORPORATION'S BEST INTEREST     . . . . . . . . . . . . . . . . . . . .  57

VI.  THERE ARE BETTER ALTERNATIVES AVAILABLE TO THE
     CORPORATION TO MAXIMIZE SHAREHOLDER VALUE WHILE
     ADDRESSING THE HAFT-GENERATED PROBLEMS CONFRONTING
     THE CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

VII. CONCLUSION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

                              TABLE OF AUTHORITIES

                                     CASES

Barkan v. Amsted Indus., Inc., Del. Supr.,
- -----------------------------
567 A.2d 1279 (1989)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Gottlieb v. Heyden Chemical Corp., Del. Supr.,
- ---------------------------------
90 A.2d 660 (1952)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

Highlights for Children, Inc. v. Crown, Del. Ch.,
- --------------------------------------
227 A.2d 118 (1966) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Hilldun Corp. v. Comm'r,
- -----------------------
408 F.2d 1117 (2d Cir. 1969)  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

Kerbs v. California Eastern Airways, Del. Supr.,
- -----------------------------------
90 A.2d 652 (1952)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

Lewis v. Hirsch, Del. Ch., No. Civ. A. 12532,
- ---------------
1994 Del. Ch. LEXIS 68 (June 1, 1994) . . . . . . . . . . . . . . . . . . . . . . .  57

In re Maxxam, Inc./Federated Dev. Shareholders Litig., Del.
- -----------------------------------------------------
Ch., C.A. Nos. 12111, 12353, 1995 Del. Ch.
LEXIS 13 (Feb. 10, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Neely v. United States,
- ----------------------
300 F.2d 67 (9th Cir.) cert. denied,
                       ------------
369 U.S. 864 (1962) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

In re Pittsburgh & Lake Erie R.R. Co.,
- -------------------------------------
543 F.2d 1058 (3d Cir. 1976)  . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

Revlon, Inc. v. MacAndrews & Forbes Holdings,
- --------------------------------------------
Del. Supr., 506 A.2d 173 (1986) . . . . . . . . . . . . . . . . . . . .  14, 15, 16, 17

S.E.C. v. General Refractories Co.,
- ----------------------------------
400 F. Supp. 1248 (D.D.C. 1975) . . . . . . . . . . . . . . . . . . . . . . . . . .  56

Sohland v. Baker, Del. Supr.,
- ----------------
141 A. 277 (1927) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

United States v. Bilzerian,
- --------------------------
926 F.2d 1285 (2nd Cir.), cert. denied,
                          ------------
112 S. Ct. 63 (1991)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56, 61

United States v. Kappes,
- -----------------------
936 F.2d 227 (6th Cir. 1991)  . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

United States v. Meuli,
- ----------------------
8 F.3d 1481 (10th Cir.), cert. denied,
                         ------------
114 S. Ct. 1403 (1994)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

United States v. Rooney,
- -----------------------
37 F.3d 847, 855 (2nd Cir. 1994)  . . . . . . . . . . . . . . . . . . . . . . . . .  56

United States v. Swaim,
- ----------------------
757 F.2d 1530 (5th Cir. 19),
cert. denied, 474 U.S. 825 (1985) . . . . . . . . . . . . . . . . . . . . . . . . .  56
- ------------


                                            STATUTES AND CODES
                                            ------------------

18 U.S.C. Section  1001 (1988)  . . . . . . . . . . . . . . . . . . . . . . . . . .  56

26 U.S.C. Section  542 (1988) . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

Del. Code Ann. tit 8, Section  157 (1991) . . . . . . . . . . . . . . . . . . .  42, 43


                                               MISCELLANEOUS
                                               -------------

Bryant G. Garth et al., Empirical Research and the
                -- ---  --------------------------
Shareholder Derivative Suit: Toward a Better-Informed
- -----------------------------------------------------
Debate, 48 Law & Contemp. Probs. 137 (1985) . . . . . . . . . . . . . . . . . . . .  22
- ------

John C. Coffee, Jr., The Unfaithful Champion: The Plaintiff
                     --------------------------------------
as Monitor in Shareholder Litigation, 48 Law & Contemp.
- ------------------------------------
Probs. 5 (1985) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22, 23

Principles of Corporate Governance: Analysis and
- ------------------------------------------------
Recommendations, 2 A.L.I. (1994)  . . . . . . . . . . . . . . . . . . . . . . . . .  22
- ---------------

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

- -------------------------------
                               )
RONALD S. HAFT                 )
                               )
Plaintiff,                     )
                               )
                          v.   )                C.A. No. 13736
                               )                [Filed Under Seal]
DART GROUP CORPORATION,        )
a Delaware corporation,        )
                               )
Defendant                      )
                               )
ALAN R. KAHN and THE TUDOR     )
TRUST, derivatively on behalf  )
of Dart Group Corporation,     )
                               )
Defendants-Intervenors.        )
- -------------------------------


                 DART GROUP CORPORATION'S RESPONSE TO PUTATIVE
             SETTLEMENT AGREEMENT BETWEEN PLAINTIFF AND INTERVENORS

I.       INTRODUCTION

         By a putative settlement reached with a third party and without the agreement of the Board of Directors of which he is a member, plaintiff Ronald Haft proposes to purchase a potentially controlling interest of Dart Group Corporation ("Dart" or the "Corporation") -- a company with a book net worth exceeding $208 million -- for a total cash payment to Dart of $985,240, with Dart lending him about $7.9 million to cover the balance of his remarkable purchase price.(1)





- ----------------------------------

         (1) Dart is a retail conglomerate that holds approximately 69% of the outstanding common stock of Trak Auto Corporation, which operates retail discount auto parts

                                                                (continued...)

This settlement would also release Dart's claims against Ronald Haft for his role in effecting abusive Haft family real estate transactions with Dart. It would also enable him to continue to drain Dart's wealth into Haft family real estate enterprises(2) that he owns together with Herbert Haft -- enterprises that he, rather than Herbert Haft, now controls.(3) As discussed below, the offered compromise of





- ----------------------------------

(1) (...continued)

stores ("Trak Auto"), 51% of the outstanding common stock of Crown Books Corporation, which operates retail discount book stores ("Crown Books"); 50% of the outstanding common stock of Shoppers Food Warehouse Corp. ("Shoppers Food Warehouse"), which operates retail discount grocery stores; and 100% of the common stock of Cabot-Morgan Real Estate Company ("Cabot-Morgan"), which holds commercial real estate interests. Dart also operates a small start-up chain of retail discount beverage stores known as Total Beverage.

         (2) The Haft family has for many years held through various partnerships 100% ownership of a large number of commercial real estate properties, primarily strip shopping centers, which Combined Properties, Inc. ("Combined") manages. Combined has at all times also been wholly owned by the Hafts, except for the disputed issuance of a small number of shares to non-Haft employees in September 1994. Since August 1994, all of the Haft's interests in these real estate partnerships and Combined have been owned by Herbert and Ronald Haft. Dart and its subsidiaries pay millions of dollars each year to Haft-owned partnerships for leased facilities, and Combined receives additional millions of dollars each year for managing properties in which Cabot-Morgan owns majority interests. See Dart SEC Form 10-K for the period ended Jan. 31, 1994 (Tab 1).

         (3) Herbert Haft has filed lawsuits against Ronald Haft alleging that this control was obtained illegally. Dart takes no position on the merits of that litigation.

the direct financial benefits provided by his employment contract is not significant compared to the potential financial consequences to Dart of the potential control he seeks. Ronald Haft would be given the opportunity to control Dart(4) even though the intervenors, other members of the Haft family and the Corporation maintain that his controlling interest in the Corporation was obtained through waste or fraud.

         The accumulation of problems discussed in this memorandum makes the proposed shift in corporate control more consequential than the intervening shareholders apparently realize or care. Dart is burdened by a legacy of





- ----------------------------------

         (4) The settlement would eliminate Herbert Haft's voting control by reducing his voting share from 57% to 34%, while giving Ronald Haft 44% of the voting rights. It is, of course, not assured that Ronald Haft would gain absolute voting control, which would require the support of either his mother or his two siblings. Ronald Haft's counsel indicated at the hearing on January 30 that no voting agreement had been reached with any other Class B shareholder. Intervenors' counsel has asserted that it was unlikely that Ronald Haft would gain control. Ronald Haft's counsel disputed this contention by stating that: "It is extremely likely that Ronald will be able to reach an agreement with either his mother or siblings to take control of the company." Hr'g Tr. (Jan. 30, 1995) at 20 (Tab 2). The fairness of the putative settlement proposed by the plaintiff and the intervenors must, accordingly, be examined in light of the possible consequences for Dart of a shift in control from the current Board of Directors to Ronald Haft and a Board chosen by him.

unfair Haft family transactions, many of which involved Combined Properties, Inc. ("Combined") or other real estate entities under the direction or control of Ronald Haft. Other of these arrangements involve tens of millions of dollars of wasteful stock options -- beyond Ronald Haft's Class B stock option (the "Class B Option") at issue in this case -- provided to various of the Haft family members. In addition, among other legal issues, the Corporation may now face personal holding company tax exposure resulting from Haft-motivated and controlled transactions and Haft-controlled tax filings made by Dart in the past.

         The proposed settlement would remedy neither the past Haft family abuses nor provide assurance that these abuses would not be repeated. The immediate consequence of a shift in control to Ronald Haft will likely be the termination of the efforts -- begun by the Executive Committee for the first time in Dart's history -- to investigate and address Dart's Haft-generated abuses of Dart. Acceptance of this settlement would also end the Executive Committee's efforts to find near-term, realistic ways to maximize shareholder value for all shareholders(5) in favor of an illusory and unenforceable promise by Ronald Haft to do the same.(6)

         As explained at length in this memorandum, there are strong reasons to disfavor control of the Corporation by any Haft family member or group. A regime of corporate governance insulated from the control of either Herbert or Ronald Haft -- which has been achieved temporarily by virtue of the Standstill Agreement entered in this case (preventing the removal of directors) and Dart's submission of disputed matters to an Executive Committee of non-Haft directors
- -- is clearly required to protect the interests of Dart and all of its shareholders. If a permanent solution to Dart's governance problem cannot be achieved, shareholder value could be protected from further diminution by the sale of Dart's businesses. Such a sale is not, however, assured by the terms of the settlement proposal, and its conduct should not, if avoidable, be entrusted to either Ronald or Herbert Haft.

         This memorandum is divided into five parts. The first part, following this introduction, analyzes the major





- ----------------------------------

         (5) See infra part VI.

         (6) See infra note 16 and accompanying text.

elements of the settlement proposal.(7) The second part examines the effect that acceptance of the settlement would have on the multitude of problems confronting Dart as a result of its history of Haft family control and self-dealing, and the failure of the settlement to address -- let alone eliminate -- the circumstances that have led to Dart's depressed Class A stock value. The third part discusses how the proposed settlement does not take account of the litigation risk to the plaintiff or the lack of discovery. The fourth part discusses how eliminating Herbert Haft's control of the Corporation, if it can be accomplished, may be in the best interest of the Corporation, but transferring control to Ronald Haft would not be in the Corporation's best interest. Fifth, and lastly, this memorandum addresses better alternatives available to the Corporation to maximize shareholder value





- ----------------------------------

         (7) An earlier "outline" of a settlement proposal was advanced by Ronald Haft to the directors in December 1994. That settlement was termed a "ransom demand" by the intervenors shortly after it was advanced by Ronald Haft. Plaintiff's Memorandum of Law in Support of Their Motion for the Appointment of a Temporary Custodian at 23 (Jan. 3, 1995), filed in Kahn v. Haft, Del. Ch., C.A. No. 13154 (Tab 3). The directors responded to that proposal shortly after the outline was presented. The directors' response is already part of the record in this case but another copy is provided at Tab 4 for the convenience of the Court.

while still addressing the Haft-generated problems confronting the Corporation.(8)

         To this end, upon the recommendation of the Executive Committee, the Corporation on a Board vote of 3-2 (Ronald and Herbert Haft voting against) has hired Wasserstein





- ----------------------------------

         (8) The burden of persuading the Court that a settlement proposal is fair and reasonable rests upon the settlement proponents. Barkan v. Amsted Indus., Inc., Del. Supr., 567 A.2d 1279, 1285-86 (1989). Where, as here, a significant party litigant -- the Corporation -- was excluded from the settlement process, the settlement must be carefully scrutinized because of the inherent potential for abuse. In re Maxxam, Inc./Federated Der. Shareholders Litig., Del. Ch., C.A. Nos. 12111, 12353, Jacobs, V.C., 1995 Del. Ch. LEXIS 13, *53-54 (1995). In In re Maxxam, the Chancery Court refused to approve a proposed settlement of a lawsuit on the grounds that the proponents of the settlement had failed to meet their burden of proving that the settlement was fair and reasonable. In refusing to approve the settlement, the Court noted "the flawed manner by which the settlement was achieved," stating:

         this case has the unmistakable footprint of an effort by the defendants to negotiate a settlement with an adversary that they preferred, in order to extinguish claims being pressed by the adversary whom they disfavored, and to relegate that disfavored adversary to the status of an objector to the settlement. This transmutation of the settlement process into an offensive weapon has been criticized by our Supreme Court . . . .  Although the exclusion of a significant party litigant from the settlement negotiations will not, in and of itself, invalidate a proposed settlement, that approach, because of its inherent potential for abuse, will cause the settlement to be carefully scrutinized.

Id. at *53-54.

Perella & Co. ("WP&C") to examine ways to maximize shareholder value.(9) Attached at Tab 6 is a report prepared by WP&C (the "Wasserstein Report"). The Wasserstein Report illustrates that there are ways to accomplish that objective. For example, it may be possible for Dart to liquidate its interest in Shoppers Food Warehouse and distribute to shareholders an amount of cash per share close to the current market price of the Class A stock, without dramatically affecting the value of that stock (Dart would be left with its Trak Auto, Crown Books, Total Beverage and Cabot-Morgan businesses as well as sufficient working capital). Though other ways to achieve the objective may exist, the one illustrated in the Wasserstein Report is simple and seemingly achievable in a relatively short period of time, and it is one that the Executive Committee has under favorable consideration.(10)





- ----------------------------------

         (9) Ronald Haft cites a press release issued by Herbert Haft on Jan. 23, 1995 (Tab 5) praising the Executive Committee for hiring WP&C and its efforts to "maximize shareholder value." It is true that Herbert Haft supported the hiring of WP&C in that press release. However, when the Executive Committee subsequently sought to broaden WP&C's engagement, Herbert Haft opposed such action.

         (10) Obviously, Dart would take any necessary steps to obtain applicable court approval. See Standstill Agreement (Sept. 14, 1994) (Tab 7). See infra note 61 and accompanying text.

         The Executive Committee is intent on pursuing in the near term a strategy to maximize value for the Dart shareholders, possibly the strategy illustrated in the Wasserstein Report. Though the Executive Committee would prefer to achieve consensus with Herbert and Ronald Haft in determining what strategy to pursue, obtaining agreement of either of them is not a precondition.

         If the initial strategy outlined in the Wasserstein Report were implemented, the Board then would be in a position to pursue a strategy of maximizing shareholder value with respect to the remaining Dart's businesses. The Wasserstein Report indicates that further steps to "deconglomerate" Dart might be advisable.

II.      SETTLEMENT ON ITS FACE IS UNFAIR TO THE CORPORATION

         A. The Offsetting Sale Of Class A Stock Does Not Cure The Waste Caused Directly By The Class B Option

         The proposed settlement seeks to mitigate the dilution of the value of Dart Class A stock that would otherwise be caused by the sale of 197,048 new shares of Class B stock at $89.65 per share pursuant to the Class B Option. There is no dispute that the current market price of Dart's non-voting Class A stock is substantially below the real value per share of Dart's assets and businesses.(11) Ronald Haft's counsel has recognized that Dart share value is "at 50% of the company's break up value."(12) A conservative value range of $147-$183 per share was recently estimated for Dart by WP&C. Intervenors have informed the Court that the real value per share may be about $200 (consistent with the estimated range submitted to Dart by Salomon Brothers Inc in 1993). Hr'g Tr. (Jan. 30, 1995) at 7 (Tab
11). To partially remedy the dilution caused by the Class B Option, the proposed settlement would require Ronald Haft to sell 120,000 shares of Class A stock back to Dart at a price of $80 per share.





- ----------------------------------

         (11) The market's undervaluation of Dart's Class A stock -- reflecting a discount caused largely by the Haft family management and disputes -- is obvious just from a review of Dart's published financial statements. Using the market price of Dart Class A stock to value both Class A and Class B stock, the market value of Dart's outstanding stock as of the end of the third quarter of the fiscal year ended January 3, 1995 was (at $86 per share) $151,470,000. That is $57,300,000 less than Dart's actual published net worth (i.e., shareholder's equity). It is equivalent to Dart's cash balances alone, and these balances do not include Crown Books' merchandise inventory of $127,000,000 which can readily be returned to the publishers for cash. Moreover, Dart and its affiliates have no substantial debt. See Dart SEC Form 10-Q for the period ended October 31, 1994 (Tab 8); Crown Books SEC Form 10-Q for the period ended October 31, 1994 (Tab 9).

         (12) Letter from G. Stewart to D. Bregman et al., at 4 (Sept. 2, 1994) (Tab 10).

         Assuming he could deliver the 120,000 shares of Class A stock purportedly offered by the settlement,(13) the offsetting transaction proposed would reduce the enormous share value profits that would be directly realized by Ronald Haft if the Class B Option were enforced. Ronald Haft would still, however, reap a multi-million dollar windfall from the transaction that is wholly disproportionate to the part-time work he actually performed for the Corporation. Even if Dart's Class B stock was valued the same as its Class A stock and no control premium were added, Ronald Haft would, for example, realize a profit approaching $5 million from the transaction if the share value is assumed to be $180 per share (and more, of course, for higher share values).(14)





- -----------------------------

         (13) Attorneys for Robert and Linda Haft have submitted a letter to the Court claiming that a large portion of the Class A stock that Ronald Haft would sell to Dart belongs to them. Letter from D. Hensler to Chancellor Allen (Jan. 26, 1995) (Tab 12). Ronald Haft's attorneys naturally maintain that his legal title to these shares is beyond dispute, though it appears that in the fall of 1994 Ronald Haft made filings with the Securities and Exchange Commission (the "SEC") indicating that he owned those shares jointly, presumably with another member of the Haft family.

         (14) Profit realized from the offsetting transactions proposed by the settlement may be calculated as follows, assuming a share value of $180 for both Class A stock and Class B stock (which is at the higher end of the WP&C

                                                               (continued...)

         This analysis understates the direct value to Ronald Haft of the offsetting transactions, because it ignores the "control premium" that the block of Class B stock subject to the Class B Option would command. The non-voting Class A stock offered in the offsetting transaction cannot realistically be valued the same as a potentially controlling block of Class B stock. The value of control is especially great for Ronald Haft, because (as explained infra Section III.A.1.) it will enable him (1) to prevent Dart from pursuing multi-million dollar claims against him


- -----------------------------

(14) (...continued)

estimated range and at the lower end of the range advanced by intervenors based on the Salomon Brothers Inc. estimate):

    Total value of 197,048 option shares                          $35,468,640

    less:

             Amount paid for options                                  985,240

             Exercise price of $89.65                              17,665,353
                                                                  -----------

    Profit from option shares                                     $16,818,047

    less:

             Value given up from 120,000 Class A shares (($180 -
              $80) x 120,000)
                                                                   12,000,000
                                                                  -----------
    NET PROFIT
                                                                  $ 4,818,047
                                                                  ===========

and entities which he owns and controls concerning real estate transactions with Dart and (2) to extract further financial benefits from Dart through such real estate entities.

         In addition, under the terms of the settlement, Dart would still be required to lend Ronald Haft about $7.9 million to enable him to exercise the Class B Option -- at the prime interest rate and with no payments due for five years (unless the shares are sold or employment is terminated). Ronald Haft is providing no additional cash whatsoever to purchase shares from the Corporation that would give him the likelihood of effective control. We know of no precedent for a multi-million dollar loan from a public company to fund fully (with no repayment due for five years) the purchase of a controlling block of its own stock under an employment contract option. Moreover, Delaware law indicates that an issuance of stock for no consideration other than an unsecured promissory note is voidable.(15)

         Thus, the offsetting transaction proposed by the settlement by no means cures the waste of corporate assets





- ----------------------------------

         (15) Highlights for Children, Inc. v. Crown, Del. Ch., 227 A.2d 118, 122 (1966) (citing Del. C. Ann. Const: art. 9, Section 3); see also, Sohland v. Baker, Del. Supr., 141 A. 277, 284-287 (1927).

directly caused by Ronald Haft's exercise of the Class B Option. As discussed below, the value of the offsetting transaction is an order of magnitude less than the value that could be lost if Dart is remitted to Ronald Haft's control.

         B.      The Promise To Maximize Shareholder Value is Illusory

         The intervenors favor a transfer of control to Ronald Haft because he has promised to retain an investment banker within 60 days and to use his "best efforts" to implement a strategy that "will achieve the objective of maximizing shareholder value."(16) An affidavit submitted by Mr. Kahn contends that Ronald Haft has assumed obligations imposed by the decision in Revlon, Inc. v. MacAndrews & Forbes Holdings, Del. Supr., 506 A.2d 173 (1986), through his promise to select a strategy that would maximize shareholder value.(17) A letter dated January 20, 1995 submitted to the





- ----------------------------------

         (16) Stipulation and Agreement of Compromise, Settlement and Release, submitted by Plaintiff and Defendant-Intervenors, Jan. 19, 1995, at 10 (hereinafter "Settlement Submission") (Tab 13). The intervenors also have noted that the new "salary" structure proposed for Ronald Haft will provide significant incentive to increase the trading value of Class A stock.

         (17) In the Revlon case, the Delaware Supreme Court found that Revlon's board of directors should not have allowed

                                                                (continued...)

Court with the settlement by Mr. Battaglia, counsel to the intervenors, contends that the settlement agreement requires a value maximizing transaction:

                 The proposed settlement provides that Dart will engage a national investment banking firm to recommend a sale, recapitalization, and/or other transaction or series of transactions that would maximize shareholder value, as that term is used in Revlon and its progeny, and that it will act to implement such a transaction at the earliest feasible time.(18)

         A settlement that imposed a duty to maximize shareholder profit through a prompt auction would not remedy past damage to Dart but would at least foreclose future misuse of corporate authority and enable the shareholders to realize Dart's current value. There is, however, no mention






- ----------------------------------

(17) (...conituned)

"considerations other than the maximization of shareholder profit to affect their judgment" after it became clear that the company would be sold. 506 A.2d at 185. The Court enjoined certain defensive measures taken against a hostile bidder that had the effect of ending an active bidding contest for the company. The Court found that once the board recognized that the company was for sale "[t]he duty of the board had . . . changed from the preservation of Revlon as a corporate entity to the maximization of the company's value at a sale for the stockholder's benefit." Id. at 182. In such circumstances, "[m]arket forces must be allowed to operate freely to bring the target's shareholders the best price available for their equity." Id. at 184.

         (18) Letter from V. Battaglia to Chancellor Allen at 1 (Jan. 20, 1995) (Tab 14).

in the proposed settlement itself of the Revlon case or of the specific obligations imposed by Revlon, a fact acknowledged by counsel to Ronald Haft.(19) Affidavit of L.G. Schafran Paragraph 15 ("Schafran Aff.") (Attached at Tab 15).

         There is no requirement under the proposed settlement agreement that an auction be held to maximize shareholder profit. Nor is there an agreed-upon time frame for maximizing shareholder value (indeed, Ronald Haft is given up to 18 months to earn his third $200,000 cash payment). The proposed settlement is not, therefore, likely to be construed to require a sale but, rather, to require Ronald Haft to select in good faith "a strategy or strategies" presented by an investment banker of Ronald Haft's choosing that would, in Ronald Haft's view, "maximize shareholder value." Ronald Haft might, for instance, conclude that the value would be maximized by maintaining all of the existing





- ----------------------------------

         (19) Ronald Haft's counsel has specifically said that the intervenors' letter to the Court, in referencing to Revlon, spoke only for the intervenors, not for Ronald Haft. When asked at a meeting with Dart's directors on March 7 about the anticipated timetable for maximizing shareholder value under the settlement agreement, Mr. Grant responded: "Approval of the settlement agreement will alone put us on the road. When it ends? I hope the answer is never." (Schafran Aff. Paragraph 15) (Tab 15). Accordingly, it clearly appears that there is no "meeting of the minds" on this essential term and justification for the settlement.

businesses -- through a "turn-around" period or longer -- or by putting Dart's cash to use in one or more strategic acquisitions. Ronald Haft's chosen investment banking firm is likely to be responsive to its client in "devising and recommending" value-maximizing strategies. The "commitment" undertaken by Ronald Haft does not, accordingly, provide an enforceable basis for imposing a Revlon auction obligation.

         Without the benefit of an enforcement mechanism, the corporate interest would be wholly dependent upon the discretion of Ronald Haft. Under such circumstances, it cannot be safely assumed that Ronald Haft would, if he gains control, choose a sale for the benefit of the Class A shareholders, rather than choose to exploit the benefits of control of Dart for himself, as the Hafts have historically done. The incentive to maximize Class A stock value provided by the new compensation structure set forth in the proposed settlement would be greatly outweighed by the prospect of Ronald Haft's personal enrichment through continuing control over both sides of Dart's real estate transactions -- or through new and more lucrative grants of stock options to himself and others he favors, as was done in the past by the Haft family.

         It is possible, of course, that Ronald Haft would elect (or would be compelled by Robert, Gloria and Linda Haft to elect) to sell Dart's businesses rather than maintain control. Under such circumstances the Board of Directors must consider whether Ronald Haft and his associates would, in that event, be well suited to conduct a sale of Dart for the benefit of the non-controlling shareholders. Such transactions can present opportunities for insiders to realize unusual profits at the expense of the shareholders (through, for example, employment "parachutes," option grants, or preferential treatment of control shares). Moreover, the approach taken by the Corporation toward the validity of real estate obligations and the legitimacy of outstanding stock options, as well as the soundness of Dart's interim management in the period preceding the sale, could greatly affect the amount that could be realized from a sale.

         C.      Independent Directors and Fees

         Dart's need to maintain an independent Board of Directors cannot be overstated. The proposed settlement contains no provisions, however, designed to assure an independent Board that could check abuses of the Corporation by dominant shareholders. This omission is consistent with

Ronald Haft's hostility to the initiatives taken by Dart's Executive Committee. It is apparently the intent of the settling parties to end the activist role assumed by the Executive Committee and allow Ronald Haft to appoint his own dependent Board on the alleged basis that the move would save the Corporation money. As it has repeatedly made clear during the past several months,(20) the Executive Committee is actively reviewing the circumstances surrounding Haft-family transactions with Dart. Accordingly, a very real effect of replacing the current Board with a Board chosen by Ronald Haft would be to prevent the Corporation from recovering money from the Hafts for damage to the Corporation done by the Hafts.(21)

         Governance mechanisms normally available to public shareholders are limited at Dart. The public shareholders





- ----------------------------------

         (20) Dart SEC Form 10-Q for the period ended Oct. 31, 1994, at 13-15 (Tab 16); Dart Press Release, Dart Group Corporation Sues Hafts over Warehouse Leases (Feb. 10, 1995) (Tab 17); Letter from K. Ayres to L. Bonanno (Dec. 29,
1994) (Tab 18); Letter from K. Ayres to D. Hensler (Dec. 21, 1994) (Tab 19).

         (21) An affidavit filed by Mr. Kahn claims that the settlement is intended to "end the duplicate payment for senior management which has been caused by the unwieldy 'executive committee' that now runs Dart." Affidavit of Alan R. Kahn Paragraph 20.e., at 10 ("Kahn Aff.") (Attached at Tab 20).

must depend on Dart's Board to protect their interests but have no vote to assure that their interests are properly represented. Dart's outside directors are able to pursue their current efforts to protect the Corporation and its public shareholders without total interference from the Haft family only by virtue of a unanimous resolution of the Board creating the Executive Committee and the temporary Standstill Agreement ordered by this Court with the consent of both Ronald Haft and the Corporation, to which Herbert Haft has, to date, acquiesced.(22)

         In his opening brief, Ronald Haft attacks the Executive Committee's independence on the ground that the directors can be fired by Herbert Haft.(23) Herbert Haft's ability to fire the directors arises, of course, from his control over the voting stock. The proposed settlement makes no provision to limit the power of the controlling Class B shareholders to fire directors. Thus, notwithstanding Ronald Haft's proclaimed interest in benefitting the non-voting shareholders, no provision is made to allow them to elect or appoint directors. Herbert Haft's ability to fire





- ----------------------------------

         (22) Hr'g Tr. (Sept. 14, 1994) at 7-9 (Tab 21).

         (23) Plaintiff's Opening Brief in Support of Defendant-Intervenors' Standing ("Pl. Br.") at 15-16.

the directors, which Ronald Haft claims disables the directors from acting independently, will simply be transferred under the proposed settlement from Herbert Haft to Ronald Haft.

         Not only will Ronald Haft still be able to fire the directors, he will also be able to pay them less money ($8,300 for service on each public company board, assuming a director serves on the Dart, Crown Books and Trak Auto boards) and give them less incentive to devote their time to Dart's welfare. Thus, the settlement proposal does nothing to ensure that Dart's Board will be able to act with unfettered independence to protect the interests of all shareholders.(24) To the contrary, the settlement contemplates simply a board that is elected by Ronald Haft rather than Herbert Haft.





- ----------------------------------

         (24) In recent years, activist boards of outside directors have increasingly intervened to protect the interests of public shareholders against inadequate performance by corporate management. Warren Brown & Frank Swoboda, Managing the March of Change; At G.M. New Team Shakes Up Culture From Top Down, Wash. Post, Jan. 31, 1993, at H1 (Tab 23); Alison Leigh Cowan, The High Energy Board Room, N.Y. Times, Oct. 28, 1992, at D1 (Tab 24); Doron P. Levin, Shake Up At G.M.; Stempel Quits Job As Top G.M. Officer In Rift With Board, N.Y. Times, Oct. 27, 1992 at A1 (Tab 25).

         D.      Attorneys' Fees

         The settlement would grant attorneys for the intervenors fees of at least $850,000 that could rise to $5.65 million depending on future movement of Dart's Class A stock price.

         Derivative suits have long been criticized as "'strike suit[s]' that serve[] no interests other than those of the plaintiff's attorney." Principles of Corporate Governance: Analysis and Recommendations, 2 A.L.I. pt. VII, Reporter's Note, at 9 (1994) (Tab 22); see Bryant G. Garth et al., Empirical Research and the Shareholder Derivative Suit: Toward a Better-Informed Debate, 48 Law & Contemp. Probs. 137, 139 (1985) (derivative litigation is "a potential gold mine for plaintiffs' attorneys, who in effect become the real parties in interest").

         The settlement stage, in particular, presents serious conflicts of interests for the plaintiffs' attorney, who has a strong incentive to "exchange a cheap settlement for a high award of attorneys fees." John C. Coffee, Jr., The Unfaithful Champion: The Plaintiff as Monitor in Shareholder Litigation, 48 Law & Contemp. Probs. 5, 23 (1985); Principles of Corporate Governance, supra, Section 7.14, cmt. c, at 184 (Tab 26). Numerous studies have shown that derivative suits "tend overwhelmingly to be resolved through settlements, a substantial percentage of which produce little tangible benefit for the corporation." Coffee, supra, at 9. The risk of collusive settlements is particularly high in the derivative context because:

                 An absent third party, the corporation, bears the expenses of both sides. Meanwhile, the litigation is dismissed with prejudice, and principles of collateral estoppel prevent the underlying claim from being relitigated by a more faithful champion.

Id. at 24-25.

III. THE PURPORTED SETTLEMENT DOES NOT ADEQUATELY PROTECT THE CORPORATE INTEREST FROM THE MULTITUDE OF HAFT-GENERATED PROBLEMS THAT CURRENTLY CONFRONT THE CORPORATION BEYOND THE UNFAIR EMPLOYMENT CONTRACT OF RONALD HAFT
         --------------------------------------------------------------------

         A.      Release of Claims by the Corporation

         The Kahn action -- in which an amended complaint was recently filed on January 12, 1995 -- alleges generally that "Herbert Haft and Ronald Haft have misused their control and dominance of Dart, and through Dart, their control and dominance of Cabot-Morgan and the Retail Subsidiaries unlawfully and unfairly to enrich themselves" by "engaging in real estate transactions with Haft family entities at terms that are unfair to the public companies, paying to themselves excessive compensation, and by manipulating corporate machinery to maintain their control."(25)

         As discussed below, there is, in fact, substantial evidence(26) that Haft family members have repeatedly taken unfair advantage of their control over Dart. Most critically, (1) tens of millions of dollars in excessive real estate costs have been imposed on Dart for the benefit of Haft family entities;
(2) the share value of Dart has been unusually diluted by stock options which, like Ronald Haft's Class B Option, were granted without full disclosure and were unfair to the Corporation; and (3) the Corporation may have substantial personal holding company tax exposure resulting from many years of Haft-motivated and controlled





- ----------------------------------

         (25) Am. Compl. Paragraph 17 (Jan. 12, 1995), filed in Kahn v. Haft, Del. Ch., C.A. No. 13154 (Tab 27). The amended complaint goes on to recite a number of specific transactions as examples. The release contemplated by the proposed settlement is not limited to any specific transactions but appears intended to release Ronald Haft and his agents and representatives from any possible claims by Dart or its subsidiaries concerning these and all other real estate transactions such as those discussed in this memorandum.

         (26) Director Bregman has not participated in the Executive Committee's review of potential claims against Combined and Haft related real estate entities because Combined and certain Haft related real estate entities are clients of his law firm. Mr. Bregman's law firm has not done any legal work for Combined or any Haft related real estate entities in connection with any transaction between any of them and Dart or any of Dart's subsidiaries.

transactions and tax filings made by Dart. Both Herbert and Ronald Haft (as well as Gloria and Robert Haft) have been involved in abusive transactions, leading to the conclusion that any combination of the Hafts are more likely to continue than remedy these abuses.

         Under the proposed settlement agreement, however, Dart would be required to provide a broad, ill-defined release to Ronald Haft and all of his unnamed present or former "agents" or "representatives" from any claims by the Corporation or its subsidiaries in connection with, or that arise out of or relate to, the subject matter of the Kahn Derivative Action, or any of the acts, facts, transactions, occurrences, representations or omissions alleged in any pleading or proposed pleading filed by any party in the Kahn Derivative Action, or which has been, could have been, or in the future could be asserted against the Released Parties in connection with the Kahn Derivative
                 Action(27). . . .

No disclosure is made in the settlement of what possible claims may have been alleged in any "proposed pleading"(28) that the provision seeks to release, nor is the scope of





- ----------------------------------

         (27) Settlement Submission Paragraph (i)(B), at 13 (emphasis added) (Tab 13).

         (28) Dart has not been provided a copy of the proposed pleading apparently referred to in this release language.

claims that "could have been" made defined or limited. In light of the nature of the claims discussed below (as well as other potential claims not set forth below), such a release of Ronald Haft and all his unnamed "present or former agents" or "representatives" is not only unwarranted but a surrender of significant corporate assets in the form of claims for injury to the Corporation.

                 1.       Haft Family Real Estate Transactions

         Dart and its subsidiaries have entered into numerous leases and property management services agreements with Combined and other entities owned by the Haft family. Since the creation of the Executive Committee, information has come to the Executive Committee's attention that has led to a thorough review a number of these transactions. Though the review is still ongoing, it is apparent that Dart's interests have frequently suffered in transactions with Haft-related entities. The information brought to the attention of the Executive Committee -- much of which was not available or relevant to the Special Litigation Committee (the "SLC") -- reveals self-dealing by the Haft family.(29) First, Dart is currently paying Haft-owned partnerships several million dollars a year for unoccupied and untenantable warehouse space.
Second, Dart is paying unfair rents for retail space at Haft-owned shopping centers and for warehouse space leased from Haft-owned entities. Third, Dart's wholly-owned subsidiary, Cabot-Morgan, is a partner of several Haft-owned partnerships in several joint ventures on commercially unreasonable terms, managed by Combined on commercially unreasonable terms, which maximize the return of the ventures to Combined and the Haft entities at Dart's expense.

         Dart has frequently not had the benefit of real arm's length negotiations in its dealings with Combined and Haft





- ----------------------------------

         (29) The special counsel to the Corporation that investigated the Pennsy Drive Warehouses leases discovered that a number of significant documents were not contained in the Corporation's lease files. See, e.g, Tabs 28 & 29 . The SLC relied instead on misrepresentations of Ronald Haft and the Combined staff. For example, it was Ronald Haft who informed the SLC that Combined leased the warehouses to Dart as an accommodation." Notes from Ronald Haft's SLC Interview at 22-23 (attached as Tab 30). In addition, Donald Bourassa, Chief Operating Officer of Combined, repeatedly informed the SLC that the transactions between Dart and Combined were "arms-length" and "almost antagonistic." Notes of Feb. 15, 1994 SLC Meeting at Combined, dated 2/18/94, at 4 (attached as Tab
31). The documents discovered subsequent to the SLC's report illustrate that nothing could be further from the truth.

family entities.(30) In many cases, this has disadvantaged Dart in ways that are not easily perceived -- and ways that have, it appears, been systematically hidden from certain outside directors by the Hafts, often through the device of third-party comments misleadingly characterized as "fairness opinions." Material facts have not been disclosed to -- or were actively concealed from -- outside directors. So-called third-party opinions failed to analyze (and were not requested to analyze) instances in which the rates were excessive compared to the price paid by the Hafts for the property or which in the rate structure contained a "speculative" or "risk" element in favor of the Hafts where no such risk to the Hafts existed. The Hafts also never disclosed to the outside directors apparent conflicts of interest affecting third-party appraisers, who also did work for Combined and for the Haft family. And, there are instances in which related party transactions were approved by the Board subject to the Board's subsequent review of the applicable "fairness opinions," but there is no evidence in





- ----------------------------------

         (30) Affidavit of Ron Marshall Paragraph 9 ("Marshall Aff.") (Attached at Tab 32).

the corporate records that those reviews were ever done. In some cases, the abuse has been flagrant.(31)

         For instance, in a number of instances Haft entities purchased low-priced Dart store leases from third-party landlords which were then terminated (for no apparent reason) years before their expiration and replaced by leases with startlingly higher rental rates.(32)





- ----------------------------------

         (31) For example, in November 1988, Ronald Haft on behalf of the Haft-owned landlord and Robert Haft on behalf of Dart signed a lease for a 2.6 acre wooded lot next to Dart's Landover headquarters. The lease provides for payment of approximately $30,000 per year for 30.5 years. The land is of no benefit to Dart, and Dart has no plans to use the land in the future. Even more strangely, this lease of an unused wooded lot was by its terms made retroactively effective by 13 months to October 1987. It is hard to understand why Dart, or indeed any tenant, would sign a lease for land or space that it does not need and cannot use, and then go further and make that lease retroactively effective even though the tenant had not used the land or space in the interim. Finally, the records of Dart indicate that this lease was never submitted to the Dart Board of Directors for approval or made the subject of a so-called "fairness opinion." Indeed, Dart's staff was unaware of the existence of this lease until sometime in February 1989, when Combined sent Dart a letter about it. Because this lease was not mentioned in the Kahn lawsuit, it was not investigated by the SLC.

         (32) For example, Crown Books had leased space in Greenway shopping center for a regular Crown Books store from an independent landlord for approximately $8 per square foot. A joint venture between Cabot-Morgan and a Haft-owned entity then bought the property before the lease expired. Although Crown Books could have renewed the lease for three additional five-year terms at the same rate, in May 1990 it

                                                               (continued...)

         The most prevalent examples of this occurred in the late 1980's and early 1990's when the independent Dart Drug/Fantle's chain was going bankrupt. Crown Books and Trak Auto had subleased stores from Dart Drug/Fantle's going back to the early 1980's. In 1988, Haft-owned entities Retail Lease Acquisition Limited Partnership, CP Acquisitions Limited Partnership and CP Acquisitions II Limited Partnership bought 12 of those leases from Dart Drug/Fantle's and thereby obtained the sublandlord's position under those subleases. The subleases had years to run, and many had years (in some cases, dozens of years) of renewal options available. Nevertheless, in 1990 Crown Books and Trak Auto agreed to terminate the subleases and enter new ones with Retail Lease Acquisition Limited Partnership, CP Acquisitions Limited Partnership and CP Acquisitions II Limited Partnership for apparently the same stores at double, triple, quadruple or quintuple the prior rent and usually with significantly less favorable term


- ----------------------------------

(32) (...continued)

instead decided to expand into a Super Crown Books store at a rental rate of $19.85 per square foot -- an increase of approximately 150% in one year -- despite the fact that large tenants usually pay less per square foot than small tenants.

lengths and renewal options.(33)  By contrast, when non-Haft





- ----------------------------------

         (33) For example:

*        Trak Auto No. 633, Lee & Harrison Plaza
                 Original non-Haft rate: $7.13/sf through 2021.
                 Haft rate: $15.13/sf, rising to $21.36 by 2005.

*        Super Trak No. 642, Penn Daw Shopping Center
                 Original non-Haft rate:  $3.87/sf through 2000
                 Haft rate:  $12.50/sf, rising to $17.64, by 2006

*        Trak Auto No. 615, Aspen Manor Shopping Center
                 Original non-Haft rate: $2.65/sf through 2031.
                 Haft rate: $15.00/sf, rising to $21.17 by 2006.

*        Trak Auto No. 656, Fairfax Circle Plaza
                 Original non-Haft rate: $9.88/sf through 2000. Haft rate: $11.59/sf, rising to $16.37 by 2005.
                          (The new lease entered into in 1990 is
                 actually a prime lease with a Haft-owned shopping center landlord, not a sublease, because the Haft-owned partnership that acquired Dart Drug's/Fantle's interest assigned that interest to the Haft-owned shopping center landlord.)

*        Trak Auto No. 632, White Flint Plaza
                 Original non-Haft rate: $9.10/sf through 2036. Haft rate: $16.50/sf, rising to $23.29 by 2005.
                          (The new lease entered into in 1990 is
                 actually a prime lease with a Haft-owned shopping center landlord, not a sublease, because the Haft-owned partnership that acquired Dart Drug's/Fantle's interest assigned that interest to the Haft-owned shopping center landlord.)

*        Super Trak No. 630, Rolling Valley Mall
                 Original non-Haft rate: $2.99/sf rising to $3.21 by 2029 Haft rate: $13.00/sf, rising to $18.35 by 2005.

*        Super Trak No. 614, Enterprise Shopping Center
                 Original non-Haft rate: $2.65/sf through 2029.


                                                               (continued...)

         purchasers acquired 27 leases from Dart Drug/Fantle's where Trak Auto or Crown Books subleased the store, only three subleases were terminated and replaced with less favorable subleases, and those three were terminated by the new sublandlord pursuant to specific contractual provisions found in those three subleases. In all other cases, Trak



- ----------------------------------

(33) (...continued)

                 Haft rate: $12.50/sf, rising to $17.64 by 2005.

*        Super Trak No. 610, College Plaza
                 Original non-Haft rate: $3.17/sf through 2029.
                 Haft rate: $16.89/sf, rising to $30.87 by 2017.

*        Super Trak No. 609, Chantilly Plaza
                 Original non-Haft rate: $2.72/sf through 2028.
                 Haft rate: $13.42/sf, rising to $18.94 by 2008.

*        Super Trak No. 605, Pickett Shopping Center and Fair City Mall
                 Original non-Haft rate: $7.09/sf through 2034.
                 Haft rate: $10.00/sf, rising to $14.12 by 2005.
                          (The new lease entered into in 1990 is
                 actually a prime lease with a Haft-owned shopping center landlord, not a sublease, because the Haft-owned partnership that acquired Dart
                 Drug's/Fantle's interest assigned that
                 interest to the Haft-owned shopping center landlord.)

*        Super Trak No. 619, Silver Hill Plaza
                 Original non-Haft rate: $1.77/sf through 2022. Haft rate: $10.00/sf, rising to $16.77 by 2010.
                          (The new lease entered into in 1990 is
                 actually a prime lease with a Haft-owned shopping center landlord, not a sublease, because the Haft-owned partnership that acquired Dart Drug's/Fantle's interest assigned that interest to the Haft-owned shopping center landlord.)

Auto and Crown Books continued to enjoy the original rental rates and renewal terms under those third-party subleases.

         The proposed settlement agreement will prevent Dart from seeking remedies for past and future damage incurred from these and other unfair real estate transactions with Haft-owned entities. The settlement expressly waives any Dart claims against Ronald Haft and his agents or his representatives. Though the settlement preserves claims against other parties, it cannot be expected that Ronald Haft will pursue claims on behalf of Dart against Combined or other entities in which he has interests or concerning transactions in which he or Combined were involved. Combined and the Haft-owned real estate entities have been, for many years, and continue to be managed by Ronald Haft, who is currently President of Combined and its largest shareholder.(34) In addition, Ronald and Herbert Haft recently received, pursuant to a family settlement, assignment of the interests of Robert, Linda and Gloria Haft in the family real estate partnerships, which benefit from these one-sided transactions.





- ----------------------------------

         (34) By reason of actions at Combined in September 1994 and again in February 1995, Ronald Haft has taken total control of Combined. See supra note 3.

         The intervenors would argue that they have maintained the right to sue anyone other than Ronald Haft and his representatives in derivative actions concerning abusive real estate transactions. It is not, however, realistic to rely on the intervenors to remedy Dart's injury through derivative litigation if the proposed settlement becomes effective. The losses imposed in Dart's real estate transactions cannot be fully understood by the intervenors, as they have little incentive or ability to gain a full understanding of the scope and kind of abuse that has occurred. Moreover, the proposed settlement suggests that the intervenors and their counsel are more interested in achieving profits through cooperation with Ronald Haft than in possibly arduous litigation against Combined or the Haft-owned entities that Ronald Haft has been managing.

         By contrast, the current outside directors have demonstrated their commitment to pursue such claims on behalf of the Corporation. In late October 1994, the Corporation retained the Washington law firm of Zuckerman, Spaeder, Goldstein, Taylor & Kolker to examine perhaps the most egregious of the warehouse leases.(35) Following that





- ----------------------------------

         (35) Affidavit of Marshall S. Wolff ("Wolff Aff.") Paragraph 2 (Attached at Tab 33).

law firm's investigation, the Board authorized and filed an action against Herbert, Ronald, Robert and Gloria Haft relating to the Pennsy Drive Warehouses, the most financially burdensome of the abusive lease transactions.(36)





- ----------------------------------

         (36) See Brief of Defendants-Intervenors in Support of the Proposed Settlement Ex. G; Wolff Aff. Paragraphs 4-6 (Tab 33).

           All but two of the warehouses leased by Dart and its subsidiaries are leased from Haft-owned and controlled entities. (Haft entities have no warehouse tenants other than the Dart companies.)

         Dart's warehouse leases with the Haft-owned entities are typically characterized by terms commercially unreasonable in length. In contrast to the 20- to 30.5-year terms of the leases with Haft-owned landlords, Dart's two warehouse leases with non- Haft landlords are for only 5- or 10- year terms. The extraordinarily long terms of the leases with Haft entities, coupled with unreasonably high rent payments (all entered into without competitive bidding), allow the Haft entities, at the expense of Dart, to recapture the purchase or construction price of the property in a very short time, leaving the majority of the rent stream for the remainder of the lease term as pure profit.
Specifically:

         * Ontario, California warehouse (a warehouse twice the size Trak Auto needs in a less desirable location than its predecessor warehouse): the Haft entity's purchase price will be recaptured in approximately 10.3 years of the 20- year lease.

         * Bridgeview, Illinois warehouse: the Haft entity's purchase price will be recaptured in only approximately 6.2 years of the 30.5-year lease.

         * Landover, Maryland, headquarters and warehouse: the Haft entity's original construction price will be recaptured in only approximately 4.5 years of

                                                               (continued...)

                 2.       Haft Family Options

         Through the years, members of the Haft family have received unsupportably generous awards of stock options from Dart. While some of the stock options granted to the Hafts were part of qualified stock option plans which had broad participation by Dart employees, the most significant and valuable options were non-qualified stock options granted exclusively or primarily to the Hafts.

         The outstanding stock options held by the Hafts represent a very substantial dilution of the equity value held by Dart's public shareholders. The total outstanding non-qualified stock options held by members of the Haft


- ----------------------------------

(36) (...continued)

                 the 30.5-year lease.

After allowance for any financing costs which the landlord may have incurred (which, in the case of the Bridgeview warehouse and possibly the Landover headquarters and warehouse, were below market bonds issued due to credit-worthiness and job creation of Dart) and for any improvements made by the landlord, the overwhelming balance of rents received over the terms of those leases would be pure profit for the Haft family because the Dart tenant is responsible for all maintenance, repairs, insurance, taxes, and other operating expenses on each of those leases. In all cases, the Haft-entity landlord enjoys the further advantage of being able to then sell a fully depreciated property for additional profit at the end of the lease term. Thus, Dart and its subsidiaries pay for the warehouses several times over but have no asset to show for it, and all residual value is held by the Haft-family landlords.

family (excluding Ronald Haft's Class B Option which Dart has challenged) currently have intrinsic value (based upon current stock market prices and the reduced exercise prices provided under Haft-defined "Major Business Change" terms, discussed below) of approximately $27 million. Based upon a $180 per share valuation of Dart Class A stock (which is within a valuation range estimated by WP&C), these non-qualified options held by the Hafts have a value exceeding $75 million. The charts at Tab 34 summarizes these outstanding non-qualified stock options and their value.

         Robert Haft has recently filed a new action(37) to enforce his exercise rights with respect to all three sets of non- qualified stock options held by the Hafts: (1) options pursuant to a 1983 plan for Dart Class A stock granted to, inter alia, Herbert Haft (10,000 shares), Robert Haft (120,000 shares), Gloria Haft (2,000 shares) and Linda Haft (2,000 shares) which are alleged to have an exercise price of $20 (purportedly reduced from $82.50) per share; (2) options granted to Herbert and Robert Haft to purchase shares constituting a full 20% of the equity of Dart/SFW Corp., the subsidiary that holds Dart's interest in Shoppers





- ----------------------------------

         (37) Robert M. Haft v. Dart Group Corp., C.A. No. 95-82 (D. Del. filed Feb. 10, 1995).

Food Warehouse (Herbert Haft has conveyed his portion of these options equally to Ronald and Linda Haft); and (3) options for Dart Class A stock granted to Herbert and Robert Haft in 1987 (each received options for 99,750 shares), which are alleged by Robert Haft to have an exercise price of $16.40 (purportedly reduced first from $148.50 and then from $68.25) per share.(38)

                     a.      Options Granted Under the 1983 Plan

         Options were granted to Herbert and Robert Haft and other executives under Dart's 1983 Executive Non-Qualified Stock Option Plan (the "1983 Plan") to purchase a total of 177,500 shares of Dart Class A stock at a price of $82.50 which, pursuant to the terms discussed below, was





- ----------------------------------

         (38) Under Delaware law, a corporate fiduciary has the burden to show that options were approved by fully informed, disinterested directors or that the terms of the options are intrinsically fair to the corporation. Gottlieb
v. Heyden Chemical Corp., Del. Supr., 90 A.2d 660, 663 (1952). It is doubtful that the Hafts can satisfy that burden of proof with respect to any of these option grants (or for the real estate transactions previously discussed). Options may also be invalidated if, as appears to be the case for each of these options, they are a waste of corporate assets because they are not structured to provide Dart reasonable consideration. Kerbs v. California Eastern Airways, Del. Supr., 90 A.2d 652, 659 (1952). Robert Haft claims that he provided valuable services to Dart in exchange for and in reliance on these options and that these options were approved by disinterested directors and acknowledged by Dart in its SEC filings.

purportedly reduced a few months after the grant to a price of $20.00 per share as a result of a sale of Dart's drug store business completed in May 1984. Of these options, 134,000 are held by Haft family members, principally Robert Haft and Herbert Haft.

         The Dart minute books fail to show that all material facts relating to the terms of these options were disclosed to the two disinterested directors who apparently approved them or that the terms of these options were fair to Dart.(39)





- ----------------------------------

         (39) For example, the Dart minute books do not include any evidence of discussion by the directors, of expert advice or even of a rationale for the central feature of these options that gives them great value: the reduction of the exercise price from $82.50 to $20 per share. The Hafts' "definition" of a "Major Business Change," which triggered the price reduction, was so broad as to make its occurrence a virtual certainty or at least something the optionees could cause to occur. A "Major Business Change" was defined to include a sale of "a significant amount of assets" or "a material merger ... or other material business transaction," as well as "any other similar event which would have, directly or indirectly, a material effect on the Company or its subsidiaries." Under the version of the 1983 Plan adopted in September 1983, the Directors had no discretion to determine whether a price reduction was justified by any such "Major Business Change." Although an amended version of the 1983 Plan adopted in March 1987 gave the Board that discretion, no Board decision was made pursuant to that provision. Moreover, it is not a legally recognized justification to reduce the strike price of an option because there has been a "Major Business Change."

         There is also no evidence in the Dart minute books that when the two disinterested directors allegedly approved the

                                                                (continued...)

                          b.      Dart/SFW Options

         Options (the "Dart/SFW Options") were purportedly granted in 1989 to Herbert and Robert Haft to purchase 10 shares each of Dart/SFW Corp., the subsidiary of Dart that holds Dart's 50% interest in Shoppers Food Warehouse, a company with more than $700 million in annual sales.(40) Herbert Haft's interest in these options was subsequently





- ---------------------------------
(39) (...continued)

relevant plan in May of 1983 and approved its amendment in September 1983 they were provided with all material information then available to Robert and Herbert Haft regarding the prospective sale of Dart's drug store business. That sale completed in Spring 1984 was "deemed" a "Major Business Change," producing a $7.5 million reduction in the exercise price of Robert Haft's options.

         Regardless of whether adequate disclosures were made to disinterested directors, the option grant was not structured to provide Dart with reasonable consideration. The minute books provide no explanation of why Robert Haft's employment at the time of the grant was adequate consideration for these extraordinarily valuable options. Moreover, the options extend for an unusually lengthy 15-year term, do not require continued employment, and are not provided pursuant to a vesting schedule that might provide incentive to remain employed. Finally, there are procedural defects in the grant of these options inconsistent with the requirements of Delaware law. See Del. Code Ann. tit 8, Section 157.

         (40) Dart/SFW Corp. holds 50% of the common stock of Shoppers Food Warehouse (previously known as Jumbo Food Stores, Inc.), which was purchased in 1989 for approximately $17.4 million net of a purchase price adjustment. The other 50% of the common stock of Shoppers Food Warehouse is owned by the Kenneth M. Herman family, which is otherwise unaffiliated with Dart. Members of the Herman family manage the day-to-day operations of this business.

conveyed to Ronald and Linda Haft. The exercise price of the Dart/SFW Options was set at $192,687.50 per share, which equalled the per share price paid by Dart for the 80 shares of Dart/SFW Corp. for which it subscribed. The effect of the Dart/SFW Options (if they are valid) was to divert to Ronald, Robert and Linda Haft a full 20% of the upside potential return from Dart's $17.4 million investment in Shoppers Food Warehouse without requiring them to bear any of the risk. Based upon the current value of Dart/SFW Corp. estimated by WP&C, the Dart/SFW Options have an intrinsic value totalling approximately $21 million.

         The Dart/SFW Options are of questionable validity because there is no evidence whatsoever that they were approved by the Board of Directors of Dart/SFW Corp., and it does not appear that they were approved by adequate action of the Dart Board of Directors. Section 157 of the Delaware General Corporation Law is clear that grants of stock options must have specific authorization by the Board of the issuing corporation and must "be evidenced by or in such instrument or instruments as shall be approved by the board of directors."(41)

         The Dart/SFW Options do not meet these requirements: the minute books of Dart/SFW Corp. reflect no authorization or approval of the Dart/SFW Options. This alone should end the inquiry, but there is additional evidence of irregularity. The "stock option agreements" purportedly granting the Dart/SFW Options are dated "August 30, 1989" -- more than one month before Dart/SFW Corp. was first incorporated on October 5, 1989.(42)





- ---------------------------------


         (41) Section 157 states further:

                      The terms upon which, including the time or times which
                 may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares may be purchased from the corporation upon the exercise of any such right or option, shall be such as shall be stated in the certificate of incorporation, or in a resolution adopted by the board of directors providing for the creation and issue of such rights or options, and, in every case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such rights or options.

Del. Code Ann. tit 8, Section 157.

         (42) The Hafts could try to cite as authority for the Dart/SFW Options the following general resolution by the

                                                                (continued...)

                          c.      1987 Options

         Dart's 1987 Executive Non-Qualified Stock Option Plan provided options for 199,500 shares of Dart's Class A stock, divided equally between Herbert and Robert Haft. Originally, the exercise price for these options was $148.50, but this was reduced to an exercise price of $68.25 per share after the stock market crash of October 1987 solely to permit the Hafts to avoid the consequences of that crash even though no provision was made to readjust the



- ---------------------------------

(42) (...continued)

Board of Dart -- which was not the issuer of the options -- two years earlier on September 10, 1987:

                 RESOLVED, that the Board believes it is appropriate for Herbert H. Haft and Robert M. Haft each to have the option to participate individually in acquisitions of other companies by the Corporation, either (i) on the same terms and conditions as management of the acquired company participates, (ii) by the rights of each to acquire a 10% interest in the acquisition company on an equivalent basis as the Corporation, or (iii) an equitable combination of (i) and (ii) . . . .

Though this resolution might have been sufficient authority for Herbert and Robert Haft to have claimed 20% of the opportunity presented by the Shoppers Food Warehouse acquisition for themselves by putting $3.8 million of their own funds at risk along with Dart's investment, it cannot be read -- especially in light of Section 157 -- to authorize or approve the Dart/SFW Options.

exercise price upward if the stock price rebounded. As in the 1983 Plan, the exercise price is further reduced to $16.40 in the event of a "Major Business Change," broadly defined to include any "material merger, consolidation or other material business transaction involving the company or its subsidiaries" as well as "any other similar event which would have, directly or indirectly, a material effect on the company or its subsidiaries." Robert Haft claims that Dart's 1988 acquisition of a 50% interest in Shoppers Food Warehouse and his own termination as an officer and director of Dart in 1993 each constitute a "Major Business Change" that triggers the price reduction.

         The validity of these options necessarily depends upon issues such as the information provided to the disinterested directors at the time, the consideration received by Dart for the options and the fairness to Dart of the option terms. Robert Haft's claim that Dart's acquisition of a 50% interest in Shoppers Food Warehouse just a few months after these options were granted triggered the price reduction raises a question whether the disinterested directors were informed by Herbert and Robert Haft of their plans for that transaction at the time the options were approved. The price reduction term is, again, unfair to Dart, and there is not evidence that the disinterested directors understood the price reduction term to be as broad as Robert Haft now claims. Moreover, the options vested in full just four months after the date of grant and were to be exercisable for a period of 15 years, without any regard to whether Herbert and Robert Haft continued to be employed by Dart subsequent to the date of vesting. The consideration provided to Dart is, thus, plainly inadequate.

                        *              *               *

         Ronald Haft would have no financial incentive to challenge these options held by other family members. As he now owns 25% of the Haft family's Dart/SFW Options, he would have no incentive to challenge those options, which are estimated conservatively to be worth more than $5 million to him personally. In addition, to gain absolute control of Dart Ronald Haft would need the support of either his mother or his siblings. It is inevitable that this support would be predicated on an agreement to honor the family's options. Moreover, because of this litigation Ronald Haft has a motive not to question any of the Haft family options since such a challenge would raise issues in conflict with his own claim that his Class B Option should be honored.

                 3. Dart's Potential Personal Holding Company Liability Arising From Haft Family Control
                          -------------------------------------------------

         Robert Haft alleged in his derivative action complaint that the grant of the Class B Option "converts Dart into a 'personal holding company' ("PHC") under the Internal Revenue Code and has serious adverse tax consequences for the Company."(43) This assertion is true insofar as the grant of the Class B Option, if valid, would make the Corporation's PHC status clear. It may be, however, that various of the Dart corporations were already PHC's before the Class B Option was granted.(44)

         A corporation is a PHC if (1) five or fewer individuals own, directly or indirectly, more than 50% in value of the corporation's stock, and (2) at least 60% of the corporation's adjusted ordinary gross income constitutes PHC income (which, generally, is passive income, including interest and
dividends).(45)   For purposes of the stock





- ---------------------------------

         (43) Compl. Paragraph 36(i)(v), Haft v. Haft, Del. Ch., C.A. No. 13268 (filed Nov. 23, 1993) (Tab 35).

         (44) The validity of other Haft family options could decisively affect Dart's PHC tax status apart from the Class B Option at issue in this case.

         (45) 26 U.S.C. Section 542 (1988).

ownership test, an individual is deemed to own any stock that he has an option to acquire.

         For the years prior to 1994, it appears that Dart hoped to avoid PHC status by relying on the argument that the stock ownership test was not met because the per share value of the Class B stock was less than the per share value of the Class A stock. This argument cannot be sustained, however, because only the Class B stock has voting rights. It thus commands a control premium and is worth more on a per share basis than the Class A stock.(46) In any event, the PHC ownership test appears to be satisfied even if it is





- ---------------------------------

         (46) The argument for valuing Class B stock less than Class A stock is predicated on applying a "liquidity discount" to the Class B stock (since it is not publicly traded) and on assigning premium value to the dividend preference given to the Class A stock. The five Class B shareholders could, however, easily remedy the absence of liquidity in Class B stock (e.g., by voting to cause their stock to be registered), and the Class A stock dividend preference is of de minimis value. (The Class A stock is entitled to a 30# per share noncumulative dividend preference and is then subordinate to a 30# per share noncumulative dividend preference payable on the Class B stock. Otherwise, the Class A stock and Class B stock participate equally in dividends.) WP&C has indicated that the voting Class B stock has a higher value than the non-voting Class A stock. Certainly considered as a controlling block, the Class B stock held by the five Hafts would command a substantial control premium and must be valued on a per share basis above the Class A stock.

assumed simply that the per share values of the Class A stock and Class B stock are equal.

         It thus appears that various Dart subsidiaries could have liability for unpaid PHC tax as alleged by Robert Haft and could be subject to related penalties and interest charges approximately equal to the unpaid tax. The unpaid tax (but not any penalties and interest) could be eliminated through the payment of a "deficiency dividend." This would likely involve the payment of a dividend by various Dart subsidiaries to Dart and then by Dart to its shareholders.

         This potential PHC tax issue has arisen because the Hafts have used Dart as their "incorporated pocketbook." That is, they have caused Dart to retain a large horde of cash which has generated substantial passive income (interest) and have refused to allow Dart's other shareholders to benefit directly from the cash through dividends. The PHC tax rules are designed to penalize precisely this sort of arrangement by preventing parties in the position of the Hafts from realizing any tax benefits as a result of the arrangement. See, e.g., Hilldun Corp. v. Commissioner, 408 F.2d 1117, 1122 (2d Cir. 1969) ("The legislative history [of the PHC provisions] shows that . . .

the tax is aimed primarily at the 'incorporated pocketbook'").

         If the proposed settlement is approved, Dart is more likely to be deemed a PHC and the PHC problem would be more difficult to cure. Furthermore, the settlement rewards Ronald Haft for his participation in a course of conduct in which his self-interests were pursued without regard for the possible adverse tax consequences imposed on the Corporation. Moreover, the proposed settlement would place resolution of the Corporation's past and future PHC tax issues under the control of Ronald Haft, whose personal tax interests may not be consistent with those of the Corporation and its public shareholders.

         It is clear that this tax exposure is not fully understood by the intervenors. This exposure could, however, complicate any sale that may be pursued to maximize shareholder value. The manner in which this potential exposure is addressed and cured is of great consequence to Dart and its shareholders and ought not to be remitted to the control of any of the Hafts, whose shares, options and control have caused the problem.

         B. Waiver Of Conflict Of Interest Arising From Ronald Haft's Position With, And Control Of, Combined Properties, Inc.
                 -----------------------------------------------------------

         The settlement would replace the provision in Ronald Haft's employment agreement waiving conflicts of interest with a new provision. This provision states, in a manner similar to the old provision, that nothing in the employment agreement shall prohibit Ronald Haft from engaging in activities with other businesses including, but not limited to Combined Properties, Incorporated ("Combined") and any or all of its affiliated partnerships and corporations . . . provided that such activities or any of them do not interfere with the Employee's performance of his duties for Employer. (47)

Thus, the new provision effectively achieves what the old provision did while omitting the unnecessarily sweeping language in the existing contract by which Dart explicitly "waives any conflict of interest that may currently exist or may arise in the future."(48)





- ---------------------------------

         (47) Settlement Submission at 15 (Tab 13).

         (48) Ronald Haft Compl. Ex. A, cl. 1. The proposed new provision would also require Ronald Haft to present any corporate opportunity "other than opportunities involving real estate" that arises from "his employment by or ownership of Combined or otherwise" to a committee of independent Dart directors before the opportunity is

                                                               (continued...)

         The revised provision in the proposed settlement agreement remains objectionable because the circumstance in which Ronald Haft has placed himself is so irredeemably conflicted. Thus, it still permits Ronald Haft to devote less than full-time attention to Dart while maintaining his substantial involvement with organizations that have interests which clearly conflict with Dart's. As discussed above, members of Dart's Executive Committee are now aware -- as a result of recent investigations -- of substantial evidence that the Haft family has treated Dart unfairly in transactions involving Combined and Haft-family




- ---------------------------------

(48) (...continued)

presented elsewhere. Settlement Submission at 15. While this is offered as an improvement over the existing provision (which states that Dart has no claim to any corporate opportunities arising from Ronald Haft's other employment), it is not. It is highly unlikely that any corporate opportunities of significance to Dart, other than those involving real estate, which is specifically exempted from the clause, could come to Ronald Haft through his work with Combined or other Haft family entities. Accordingly, this "improvement" is also illusory.

         In light of current knowledge of Haft-related real estate transactions, the provision is also objectionable because it appears by implication to waive Dart's rights to corporate opportunities involving real estate that come to Ronald Haft's attention. As noted previously, several instances have been discovered in which the Hafts purchased real estate that was then leased to Dart for rates that were disproportionally high compared to the purchase price and for terms so long that Dart probably should have purchased the real estate.

entities under the management of Ronald Haft and of the need to keep Combined at arms' length.

         This was demonstrated, for example, in the recent dispute between Combined and Total Beverage at Bull Run Plaza.(49) The directors are also aware of Ronald Haft's





- ---------------------------------

         (49) This public controversy between Combined and Total Beverage over the closing of the Total Beverage store in the Bull Run Plaza graphically demonstrates the emptiness of Ronald Haft's claim to be the protector of the interests of Dart's public shareholders.

         The Total Beverage store at Bull Run was costing the Corporation more than $1 million per year. On December 20, 1994 the necessity of prompt action to stem the hemorrhaging losses was discussed at a Dart Board meeting. The Board was informed of the recommendation of the Dart's Chief Financial Officer to close Total Beverage/Bull Run if possible by the end of the year, but in any event by no later than the end of January 1995. Ronald Haft was present at that meeting and at no point expressed any opposition to the closure decision. Affidavit of Robert A. Marmon Paragraph 25 ("Marmon Aff.") (Attached at Tab
36).

         Total Beverage/Bull Run did in fact close for business on December 31, 1994. Within days Total Beverage employees began to remove inventory in order to transfer it to another store. Combined promptly moved to interfere with these activities by:

                 (a) parking three semi-trailers in and across the loading dock so as to completely deny access to it;

                 (b) chaining the handicapped access gate in the railing which surrounds the front of the store in order to deny access to the parking lot from the front door;

                                                                (continued...)

- ---------------------------------

(49) (...continued)

                 (c) causing a towing company to initiate without warning the removal of a Total Beverage truck from the parking lot;

                 (d) having Combined-hired security guards take pictures of Total Beverage employees who were doing the job in an apparent attempt to intimidate them; (Affidavit of Robert Ramsey Paragraph 4 ("Ramsey Aff.") (Attached at Tab 37)) and

                 (e) initiating action for injunctive relief to prevent the removal of inventory or equipment by Total Beverage despite explicit, contrary instructions from Dart's subsidiary Cabot- Morgan, the 51% owner of the partnership which owns Bull Run shopping center. (Marmon Aff. Paragraphs 21-25) (Tab 36).

         Combined's motion for injunctive relief was promptly denied after oral argument in Prince William County Court. Id. at Paragraph 24. (Tab 36)

         Shortly thereafter, Donald Bourassa, executive vice-president of Combined, claimed in a letter to Robert Marmon, Dart's Chief Financial Officer, that Ronald Haft bore no responsibility for these events by virtue of a "Chinese wall" at Combined which insulated him from all Dart-related transactions. (Marmon Aff. Paragraph 25) (Tab 36). The disingenuous character of this after- the-fact construction is an explicit recognition of the horrible conflict Ronald Haft has placed himself in. This episode also exemplifies Ronald Haft's "dog in the manger" approach to his role at Dart. Often he has interposed no objection to a decision when made, only later to attack in litigation the very same decision. This approach to management, at once highly

                                                                 (continued...)

neglect of Dart matters in favor of his other business activities.(50) In light of this knowledge, it is not possible to justify an agreement to a provision expressly allowing Ronald Haft to maintain his interests and managerial role in Combined and other real estate entities doing business with Dart. It is not fair to Dart to allow Ronald Haft to serve as Dart's President and Chief Operating Officer, as well as a director, while at the same time serving as the President of Combined, one of its two directors and its controlling claimant shareholder.

IV. THE SETTLEMENT DOES NOT TAKE PROPER ACCOUNT OF THE LITIGATION RISK TO THE PLAINTIFF OR THE LACK OF DISCOVERY
         --------------------------------------------------------------------

         The circumstances surrounding how Ronald Haft acquired his interest in Dart are such that the settlement should not be supported until the facts can be determined, or at least adequate discovery on those facts has been taken.

         A principal argument advanced by the intervenors and Ronald Haft in favor of the settlement is that to continue





- ---------------------------------
(49) (...continued)

disruptive and wholly lacking in candor, has played a major role in the creation of continuing turmoil at Dart.


         (50) Deposition of L.G. Schafran ("Schafran Dep.") at 82-83, 96-99 (Attached at Tab 38); Marmon Aff. Paragraphs 33, 34 (Tab 36); Marshall Aff. Paragraph 14-15 (Tab 32).

the litigation is wasteful. Courts have recognized, however, that litigation cost is seldom by itself an adequate justification for settlement of a corporation's claims. E.g., In re Pittsburgh & Lake Erie R.R. Co., 543 F.2d 1058 (3d Cir. 1976) (rejecting a settlement where the principal benefit to the corporation, relied upon by the District Court, was the avoidance of further expense and inconvenience caused by the suit). The costs of discovery are particularly inconsequential compared to what could be at issue here -- potential control of Dart -- and in light of the defense advanced by the Corporation -- that the transaction that supposedly gave rise to the Class B Option and the related stock transfer were both the product of fraudulent conduct by Herbert and Ronald Haft.(51)

         Such a fraud on the Board and the Corporation would not only involve traditional civil law issues that would require rescission of the transaction, but could also present issues





- ---------------------------------

         (51) Moreover, it is not just the Corporation that has advanced the position that the putative Class B Option grant and the related stock transfer were fraudulent. Am. Compl. Paragraphs 35-41 (Jan. 12, 1995), filed in Kahn v. Haft, Del. Ch., C.A. No. 13154 (Tab 27); Compl. Paragraphs 34-37, Haft v. Haft, Del. Ch., C.A. No. 13268 (filed Nov. 23, 1993) (Tab 35); Compl. Paragraph 58 (Tab 39) and Memorandum of Robert M. Haft and Linda G. Haft in Opposition to Defendants' Motion for Summary Judgment at 8-9, filed in Haft v. Haft, D.C. Super. Ct. Fam. Div., C.A. No. DR208793d (Tab 40).

of possible violation of criminal law(52) by Herbert and Ronald Haft as well as possible securities law consequences for the Corporation by reasons of their conduct.

         In the face of these allegations -- advanced by the intervenors themselves -- it can hardly be argued that it is in the Corporation's interest to turn over control of itself





- ---------------------------------

         (52) See United States v. Bilzerian, 926 F.2d 1285 (2nd Cir.) (affirming a conviction under 18 U.S.C. Section 1001 for false and misleading statements in a Form 13D), cert. denied, 112 S.Ct. 63 (1991). To be guilty of concealment under Section 1001, the defendant must (1) knowingly and willfully; (2) conceal by trick, scheme or device; (3) a material fact; (4) in any matter within the jurisdiction of a federal agency. See id.; United States
v. Swaim, 757 F.2d 1530, 1533 (5th Cir.), cert. denied, 474 U.S. 825 (1985).
There are two distinct offenses under Section 1001: submitting a false statement, and concealing a material fact. United States v. Rooney, 37 F.3d 847, 855 (2nd Cir. 1994). Moreover, it is well established that Section 1001 applies even to information not required by another statute to be provided to the government. See, e.g., United States v. Meuli, 8 F.3d 1481, 1484 (10th Cir.), cert. denied, 114 S.Ct. 1403 (1994); United States v. Kappes, 936 F.2d 227, 231-32 (6th Cir. 1991); Neely v. United States, 300 F.2d 67, 71 (9th
Cir.), cert. denied, 369 U.S. 864 (1962).

         The omission of a material fact in a Form 13D may also be punishable under the antifraud provision of Section 10(b), Securities Exchange Act of 1934. See Bilzerian, 926 F.2d at 1298.

         The true nature of the stock sale between Herbert Haft and Ronald Haft is material. Materiality "encompasses any fact which in reasonable and objective contemplation might affect the value of the corporation's stock or securities." S.E.C. v. General Refractories Co., 400 F. Supp. 1248, 1257 (D.D.C. 1975).

to one of the two individuals alleged to be involved in the fraudulent conduct without even questioning those individuals under oath with respect to the circumstances of the transaction.(53)

V. ELIMINATING HERBERT HAFT'S PAST COMPLETE CONTROL OF THE CORPORATION MAY, IF IT CAN BE ACCOMPLISHED, BE IN THE BEST INTEREST OF THE CORPORATION BUT TRANSFERRING CONTROL TO RONALD HAFT WOULD NOT BE IN THE CORPORATION'S BEST INTEREST
         -------------------------------------------------------------------

         The intervenors argue that the proposed settlement should be preferred to the resumption of Herbert Haft's control. They have asserted that Herbert Haft's continuing control over Dart is viewed with disfavor by the capital markets and his removal would, in itself, help increase share prices. This reasoning ignores, however, that Ronald Haft's control of Dart may well be more dangerous than Herbert Haft's control at this time, because Ronald Haft also is in control of Combined, is so young as to be potentially in control of Dart for several decades, and has greater incentive to use Combined as a means to drain cash





- ---------------------------------

         (53) See, e.g., Lewis v. Hirsch, Del. Ch., C.A. No. 12532, Hartnett, V.C., 1994 Del. Ch. LEXIS 68 (June 1, 1994) (Court refused to approve derivative settlement because plaintiff had not adequately investigated certain claims and had failed to take crucial depositions which were necessary for the Court to evaluate the reasonableness of the proposed settlement).

from Dart. This argument also ignores Herbert Haft's contribution to building Dart, its subsidiaries and affiliates to over $1 billion in sales. Thus, Herbert Haft's ability to make a contribution to the Corporation has been proven in the past and cannot be totally ignored because of the personal enmity of his son Ronald Haft. By contrast, Ronald Haft has no record of positive contribution to the Corporation during his term as President.(54) In fact, certain of his most visible actions -- such as his opposition to the exercise of vested stock options previously granted to rank and file employees -- has contributed to an atmosphere of hostility and suspicion that is not in the Corporation's interest, let alone conducive to professional, reasoned decisionmaking.(55)

         Moreover, Ronald Haft never held a retail management position(56) before becoming President and Chief Operating Officer of Dart. His only other significant work experience





- ---------------------------------

         (54) See Marshall Aff. Paragraphs 14-15 (Tab 32); Marmon Aff. Paragraphs 31-46 (Tab 36).

         (55) Id.

         (56) His current visits to Dart and communications with senior management appear calculated to enmesh senior officials in the current litigation and to obstruct their effective job performance. Marmon Aff. Paragraphs 34-46 (Tab 36).

is as president of another company founded by his father, where Ronald Haft replaced his brother-in-law when the brother-in-law became estranged from Ronald Haft's sister.

         There is no advantage to Dart in trading the 75-year-old Haft, who built Dart, for an inexperienced, 35-year-old Haft, with clear conflicts of interest. The purported settlement provides no protection for the Corporation against a continuation of the Haft's conduct which has been so injurious to the Corporation, beyond Ronald Haft's unenforceable promise that he is "a new breed of Haft."(57)

VI. THERE ARE BETTER ALTERNATIVES AVAILABLE TO THE CORPORATION TO MAXIMIZE SHAREHOLDER VALUE WHILE ADDRESSING THE HAFT-GENERATED PROBLEMS CONFRONTING THE CORPORATION
         ----------------------------------------------------------------------

         The proposed settlement is inadequate because it seeks to pass control to Ronald Haft under circumstances where there are strong reasons to disfavor control of the Corporation by any Haft family member or group. The Corporation need not, however -- and should not -- resign itself to determining the less dangerous Haft.

         The market's recognition of value destruction by reason of Haft-family control is further supported by the fact that





- ---------------------------------

         (57) Kara Swisher, Dart's Dilemma, Wash. Post, Jan. 30, 1995 (Washington Business) at 12 (Tab 41).

public announcements of events appearing to signal the possible breakdown of Haft family control over Dart are associated with significant stock price activity such as those in the period surrounding the creation of the Executive Committee.(58) This indicates that movements away from Haft-family control and toward the restructuring or sale of the Corporation would benefit its shareholders by increasing the value of their stock.

         The Board resolution creating the Executive Committee has allowed the Executive Committee to pursue the best interests of the Corporation. Though this Executive Committee is temporary in nature, other arrangements might be structured -- either by agreement with the voting shareholders or, if necessary, through court order -- that would allow Dart to continue to be managed in the best interests of the Corporation. The risks and benefits of Ronald Haft's proposed control should, then, be compared, not solely to a resumption of control by Herbert Haft, but to the possibility of control, at least for an interim period, by directors insulated from interference from the





- ---------------------------------

         (58) See, e.g., Betsy Pisik, Directors' Act to Halt Hafts' Family Feud, Wash. Times, Sept. 8, 1994 ("Some market observers think the latest moves at Dart may help sustain the rally in its stock.") (Tab 41).

Hafts and with the intent to maximize shareholder value. As discussed above, the transfer of control contemplated by the settlement fails to provide assurance that (1) past abuses of the Corporation will be remedied or (2) that similar, value-destroying abuses of the Corporation will not be repeated.

         The current Board, pursuant to the resolution creating the Executive Committee, is working to resolve the problems created by the Hafts' governance structure of Dart, and the resulting management and operating problems that have developed from them and have destroyed rather than created value. While somewhat insulated from direct control by Herbert and Ronald Haft, the Executive Committee has some freedom to take major actions that would help to resolve the problems, limit the damage, and recover value for the shareholders.

         To that end the Executive Committee has engaged WP&C to provide advice on short term and longer term strategies to maximize value for the Dart shareholders. The attached Wasserstein Report (Tab 6 ) makes three initial points:

           * Dart's Class A stock trades at a price well below the inherent value of the Corporation;

           * The low trading price of Dart's Class A stock results from a number of key factors relating to the Corporation's business and operations, the Haft family's control and the conglomerate structure of the Corporation;

           * This situation presents Dart with a number of opportunities to increase shareholder value.

         The Executive Committee asked WP&C to identify sensible, realistic ways that Dart could maximize value for all shareholders. The Wasserstein Report illustrates that there are ways to accomplish that objective. One way is to distribute an amount of cash per share close to the current market price of the Class A stock, which might be accomplished without dramatically affecting the price of that stock and would still leave Dart with its Trak Auto, Crown Books, Total Beverage and Cabot-Morgan businesses, as well as sufficient working capital. As previously observed, Dart has large, unused cash reserves.

         Though other ways to achieve the objective may exist, the one illustrated in the Wasserstein Report is simple and seemingly achievable in a relatively short period of time by the Executive Committee without further approval from others. The Executive Committee has this proposal under favorable consideration. Moreover, by including Dart's excess cash in the proposed distribution to shareholders, this transaction also would respond responsibly to the continuing personal holding company tax exposure that various Dart subsidiaries may have.

         The Wasserstein Report is more detailed, but the objective described above could be achieved in two steps:

           * First, Dart would raise additional cash by liquidating its 50% interest in Shoppers Food Warehouse, either by selling it to the other owners or by buying out the other owners and selling the entire company to a third party. WP&C estimates conservatively that either approach would yield, after taxes, net proceeds of approximately $77 million for Dart.

           * Second, Dart would utilize that $77 million plus another approximately $53 million excess cash already available within Dart, to fund a distribution of almost $130 million to its shareholders either through a special dividend or, to achieve more favorable tax consequences, a repurchase of shares.

WP&C estimates that after Dart makes a cash distribution of that magnitude (i.e., $74 per share) to its shareholders, the value of its Class A stock would be near to its price today. In short, after an extraordinary $130 million cash dividend or share repurchase program, Dart shareholders would retain their stock without any meaningful loss of value. This result is possible because the transaction would address key factors that now depress the market price of Class A stock so terribly.(59)

         The Executive Committee is intent on pursuing in the near term a strategy to maximize value for the Dart shareholders, which may include the strategy illustrated in the Wasserstein Report. Though the Executive Committee would prefer to achieve a consensus with Herbert Haft and Ronald Haft in determining what strategy to pursue, obtaining the agreement of either of them is not a precondition. It is noteworthy that the transactions comprising the strategy outlined in the Wasserstein Report -- a sale of Dart's Shoppers Food Warehouse stake and a distribution of cash to shareholders -- could be approved by majority vote of the Board of Directors, without the need for shareholder approval.(60)





- ---------------------------------

         (59) As noted in the Wasserstein Report (Tab 6), the results illustrated from this transaction assume substantial dilution from the Dart/SFW Options held by the Hafts. If Dart's challenge to the validity of those options were successful, the cash distribution to shareholders illustrated in the Wasserstein Report would increase from almost $130 million to more than $140 million. As indicated in the Wasserstein Report, the potential dilutive effect of the other options held by the Hafts could, if those options are enforced, reduce the amount of cash distributable to Dart's public shareholders from the proposed transaction.

         (60) As indicated supra note 10, Dart would seek court approval as required. See Standstill Agreement (Tab 7).

         If the initial strategy outlined in the Wasserstein Report were implemented, the Board then would be in a position to pursue a strategy of maximizing shareholder value with respect to the rest of Dart's businesses. The Wasserstein Report suggests that further steps to "deconglomerate" Dart might be advisable. The precise course of action and the timing of any transactions involved in pursuing that strategy would depend on a variety of factors, such as the stage of each subsidiary in its business plan, tax considerations and external market conditions.

VII.     CONCLUSION

         The settlement proposal seeks to remedy the dilution of share value that would result from enforcement of the Class B Option according to its terms (assuming, of course, that Ronald Haft actually owns the 120,000 shares of Class A stock he has offered to sell to Dart). The dilution of share value and the direct financial costs of Ronald Haft's employment/agreement are not, however, the sole considerations in evaluating the settlement proposal advanced by Ronald Haft and the intervenors, and those considerations are outweighed by the issues discussed in this submission.

         For the reasons set forth above, a regime of corporate governance insulated from the control of either Herbert or Ronald Haft is clearly required to protect the interests of Dart and all of its shareholders. If a permanent solution to Dart's governance problem cannot be achieved, shareholder value could be protected from further diminution by the sale of Dart's businesses. Such a sale is not, however, assured by the terms of the settlement proposal, and its conduct should not, if avoidable, be entrusted to either Ronald or Herbert Haft.

         Accordingly, the proposed settlement should be put aside in favor of a better settlement or a trial on the merits to determine the actual circumstances of the Class B Option grant and related stock transfer, to determine whether a potential change of control was truly intended or lawfully carried out. Until that time, the Executive

Committee will take steps within its power to maximize value of all shareholders along the lines described above and through other reasonable means as and when they may develop.


                       /s/ ARTHUR G. CONNOLLY, ESQ.
                           ------------------------------
                           Arthur G. Connolly, Esq.
                           Connolly, Bove, Lodge & Hutz
                           1220 N. Market Street
                           Wilmington, Delaware  19801
                           (302) 658-9141



                       /s/ STEPHEN J. BROGAN, ESQ.
                           ------------------------------
                           Stephen J. Brogan, Esq.
                           Timothy J. Finn, Esq.
                           Jones, Day, Reavis & Pogue
                           1450 G Street, N.W.
                           Washington, D.C.  20005
                           (202) 879-3939

                 DART GROUP CORPORATION'S RESPONSE TO PUTATIVE
            SETTLEMENT AGREEMENT BETWEEN PLAINTIFFS AND INTERVENORS
                               APPENDED DOCUMENTS


TAB                             DOCUMENT

1.    Dart 10K (1994).

2.    Hearing Transcript (Jan. 30, 1995).

3. Plaintiffs' Memorandum of Law in Support of Their Motion for the Appointment of a Temporary Custodian (Jan. 3, 1995), filed in Kahn v. Haft, Del. Ch., C.A. No. 13154.

4.    Directors' Response to R. Haft Settlement Proposal (Dec. 20, 1994).

5.    Press release of Herbert Haft (Jan. 23, 1995).

6. Report of Wasserstein Perella & Co. re: maximization of shareholder value (Mar. 6, 1995).

7.    Standstill Agreement (Sept. 14, 1994).

8.    Dart Group Corporation 10Q (Oct. 31, 1994).

9.    Crown Books Corporation 10Q (Oct. 31, 1994).

10.   Letter from Geoffrey Stewart to Douglas Bregman, et al., (Sept. 2, 1994).

11.   Hearing Transcript (Jan. 30, 1995).

12.   Letter from David J. Hensler to Chancellor Allen (Jan. 26, 1995).

13.   Settlement Submission (Jan. 19, 1995).

14.   Letter from Mr. Battaglia to Court (Jan. 20, 1995).

15.   Schafran Affidavit (Mar. 8, 1995)

16.   Dart Group Corporation 10Q (Oct. 31, 1994).

17.   Dart Press Release (Feb. 10, 1995).

18.   Letter from Ayres to Bonanno (Dec. 29, 1994).

19.   Letter from Ayres to Hensler (Dec. 21, 1994).

20.   Kahn Affidavit (Jan. 19, 1995).

21.   Hearing Transcript (Sept. 14, 1994).

TAB                       DOCUMENT

22. Principles of Corporate Governance: Analysis and Recommendations, 2 A.L.I. pt. VII, Reporter's Note, at 9 (1994).

23. Warren Brown & Frank Swoboda, Managing the Culture of Charge; At G.M. New Team Shakes Up Culture From Top Down, Wash. Post
      (Jan. 31, 1993).

24.   Alison Leigh Cowan, The High Energy Board Room, N.Y. Times
      (Oct. 28, 1992).

25. Doron P. Levin, Shake Up At G.M.; Stempel Quits Job As Top G.M. Officer In Rift With Board, N.Y. Times (Oct. 27, 1992).

26. Principles of Corporate Governance, 2 A.L.I. pt. VII, Section 7.14 cmt. c, at 184 (1994).

27. Am. Complaint (Jan. 12, 1995), filed in Kahn v. Haft, Del. Ch., C.A. No. 13154.

28. Agreement between Combined entities and Dart Drug Stores, et al. (July 6, 1987).

29.   Joint Stipulation between Dart Drug Stores, Trak, and Combined
      (Oct. 7, 1991), filed in In re Dart Drug Stores, Inc., No. 89-4-2347-PM (Bankr. Md.).

30.   Notes from Ronald Haft SLC Interview (June 16, 1994).

31.   Notes of Feb. 15, 1994 SLC Meeting at Combined Properties (dated 2/19/94).

32.   Marshall Affidavit (Feb. 28, 1995).

33.   Wolff Affidavit (Mar. 7, 1995).

34.   Haft Family Stock Option Charts.

35.   Complaint, (Nov. 23, 1993), filed in Haft v. Haft, Del. Ch. C.A. No.
      13268.

36.   Marmon Affidavit (Mar. 6, 1995).

37.   Ramsey Affidavit (Mar. 7, 1995).

38.   Schafran deposition (Feb. 16, 1995).

39. Complaint, (8/10/93), filed in Haft v. Haft, D.C. Super. Ct. C.A. No. DR-2087-93.

TAB                             DOCUMENT

40. Memorandum of Robert M. Haft and Linga G. Haft in Opposition to Defendants' Motion for Summary Judgment, (May 6, 1994), filed in Haft v. Haft, D.C. Super. Ct. Fam. Div., C.A. No. DR-2087-93.

41.   Kara Swisher, Dart's Dilemma, Wash. Post (Jan. 30, 1995).

42. Betsy Pisik, Directors' Act to Halt Hafts' Family Feud, Wash. Times (Sept. 8, 1994).





                                     - 3 -